Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports Strong Third Quarter;
Robust Organic Sales Drives Results;
Company Well-Positioned for 2007 Performance

Oak Brook, IL - October 23, 2006 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the third quarter and nine months ended September 30, 2006. Net income was $19.4 million or $0.91 per diluted share in the 2006 third quarter and for the nine months ended September 30, 2006 was $36.0 million or $1.69 per diluted share. The results for the third quarter and nine months ended September 30, 2006 include approximately $1.0 million and $3.2 million respectively, in compensation expense for stock options which negatively impacted diluted earnings per share by $0.03 and $0.09, respectively. Results for 2005 do not include compensation expense for stock options. Net income reported for the 2005 third quarter was $18.3 million or $0.85 per diluted share and for the nine months ended September 30, 2005 was $35.9 million or $1.67 per diluted share. Net income per diluted share for the third quarter and nine months ended September 30, 2005 was positively impacted by $0.06 from a gain on the sale of assets and was negatively impacted by $0.03 related to catch-up amortization expense from the completion of the valuation of assets acquired in The First Years transaction.

Third Quarter Operating Results
Net sales for the third quarter increased 12.5% to $160.5 million compared with $142.6 million for the third quarter a year ago. Current year third quarter net sales excluding $0.1 million in net sales from sold and discontinued product lines increased 13.6% compared with third quarter 2005 net sales excluding $1.4 million in net sales from sold and discontinued product lines. The net sales increase was attributable to increases in the children’s toys and infant products categories, partially offset by a decline in the collectible products category. (Refer to the attached supplemental sales reporting schedule.) Sales in the children’s toys category increased by 28.4%, primarily driven by the Thomas & Friends, John Deere and Bob the Builder toy product lines. Sales in the infant products category increased by 9.0%, primarily driven by The First Years’ Take & Toss® toddler self-feeding system and Soothie™ bottle system and Learning Curve’s Lamaze infant toys. As expected, sales in the collectible products category continued to decrease.

Gross margin decreased to 47.2% from 48.9% in the prior year quarter. The 2006 third quarter gross margin reflects the impact of a less favorable product and distribution mix and higher product costs, especially in die-cast products, than that experienced in the third quarter of 2005. Selling, general and administrative expenses as a percentage of net sales decreased to 27.3% in the third quarter of 2006 compared with 28.0% in the third quarter of 2005. Selling, general and administrative expenses for the 2006 third quarter include approximately $0.9 million in compensation expense for stock options, while results for the 2005 third quarter do not include any compensation expense for stock options. Operating income increased to $31.7 million from $30.9 million in the year ago period, but as a percentage of net sales, decreased to 19.8% from 21.7% in the prior year third quarter. Operating income for the quarter ended September 30, 2005 includes $2.0 million in gain on sale of assets and $0.6 million in catch-up amortization expense. Excluding the gain on sale of assets, operating income for the quarter ended September 30, 2005 was $28.9 million or 20.3% of net sales.

Year to Date Operating Results
Net sales for the nine months ended September 30, 2006 increased 8.3% to $376.7 million compared with $347.9 million for the nine months ended September 30, 2005. Current year to date net sales excluding $0.3 million in net sales from sold and discontinued product lines, increased 9.5% compared with net sales for the nine months ended September 30, 2005 excluding $4.2 million in net sales from sold and discontinued product lines. The increase was attributable to the sales increases in the children’s toys and infant products categories, partially offset by a decline in the collectible products category. (Refer to the attached supplemental sales reporting schedule.)

Gross margin for the nine months ended September 30, 2006 decreased to 47.2% as compared with 49.3% for the comparable period in 2005, due to a less favorable product and distribution mix and higher product costs, especially in die-cast products. Selling, general and administrative expenses as a percentage of net sales were 31.1% for the first nine months of 2006 as compared with 32.2% for the same period in 2005. Selling, general and administrative expenses for the first nine months of 2006 include approximately $3.0 million in compensation expense for stock options and approximately $1.0 million in expenses related to litigation involving The First Years which preceded its acquisition by RC2. Operating income decreased to $59.7 million from $60.5 million in the year ago period, and as a percentage of net sales, decreased to 15.8% from 17.4% in the prior year first nine months, primarily as a result of the stock option and litigation expenses in the first nine months of 2006. As mentioned above, operating income for the 2005 year to date period also includes approximately $2.0 million in gain on the sale of assets and approximately $0.6 million in catch-up amortization expense. Operating income for the nine months ended September 30, 2005, excluding the gain on sale of assets, was $58.6 million or 16.8% of net sales.

Cash and Debt
As of September 30, 2006, the Company’s outstanding debt balance was $58.8 million and its cash balances exceeded $20 million. The comparable figures at the end of the 2006 second quarter were $54 million and $14 million, respectively. Also during the quarter, the Company amended its credit facility, reducing its applicable margin on borrowings, modifying the definition of certain cash flow measures to exclude non-cash expense related to equity awards and adding an accordion borrowing element. Under the amended facility the Company has additional borrowing capacity of $75.0 million. The Company expects to reduce outstanding debt in the fourth quarter of 2006 and in the first quarter of 2007.

Commentary
Curt Stoelting, CEO of RC2 commented, “We are very pleased with our third quarter results and our performance through the first nine months of 2006. In the seasonally-high third quarter, our teams introduced new products and expanded distribution for our key product lines which delivered a comparable increase of over 10% in sales and profits. These results reflect our commitment to profitable organic growth despite declining sales in the collectible products category and product cost increases, especially in our die-cast products.”

“In the fourth quarter, we expect that die-cast products will continue to put downward pressure on our gross margins. We are encouraged by recent declines in petroleum prices but remain concerned about increasing inflation in China which continues to pressure our product costs. We remain focused on continuing our efforts to maintain and improve our margins by optimizing product development efforts and supply chain costs while eliminating low-performing products and reducing investment in low-growth product lines.”

Stoelting concluded, “We are well-positioned for 2007. We have noted very positive customer reactions to our 2007 product lines including the new products that we debuted at the American International Fall Toy Show in New York. We remain confident in our long-term strategy and business model which is focused on introducing new products based upon consumer insights. We are building a growing portfolio of branded product lines which provide stability in our earnings and cash flow and allow us the opportunity to achieve sustainable organic growth. Our strong balance sheet gives us financial flexibility to expand our business and create value for our shareholders.”

Financial Outlook
The 2006 outlook remains the same as presented throughout the year. Net sales for 2005 excluding sold and discontinued product lines totaled $499.7 million. From this base level of 2005 net sales, the Company has experienced continued sales growth in 2006. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines, successful introductions of new products and product lines and renewal of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

Based on current sales and margin estimates, the Company currently expects that full year 2006 diluted earnings per share will range from $2.60 to $2.70. This amount includes an estimated $0.12 per diluted share impact of expensing stock options under SFAS 123 (R) which took effect January 1, 2006. Pro forma compensation expense for the year ended December 31, 2005 under SFAS 123 (R) would have been approximately $2.1 million, net of tax benefit, or approximately $0.10 per diluted share, which would have resulted in diluted earnings per share of $2.37 for 2005.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve® family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Johnny Lightning®, Racing Champions®, Ertl®, Ertl Collectibles®, AMT®, Press Pass®, JoyRide® and JoyRide Studios®.  RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. ET on Monday, October 23, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries Consolidated Statements of Earnings (Unaudited and in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2006	2005	2006	2005

Net sales	$160,454	$142,567	$376,670	$347,867
Cost of sales (1,2)	84,690	72,833	198,838	176,267
Gross profit	75,764	69,734	177,832	171,600
Selling, general and administrative expenses (1,2,3)	43,725	39,943	117,237	111,917
Amortization of intangible assets	315	845	945	1,095
Gain on sale of W. Britain product line	-	(1,953)	-	(1,953)
Operating income	31,724	30,899	59,650	60,541
Interest expense	944	1,522	2,815	4,557
Other expense (income)	273	4	153	(347)
Income before income taxes	30,507	29,373	56,682	56,331
Income tax expense	11,134	11,113	20,684	20,480
Net income	$19,373	$18,260	$35,998	$35,851

(1)   Depreciation expense was approximately $3.6 million and $3.7 million for the quarters ended September 30, 2006 and 2005, respectively.
Depreciation expense was approximately $10.8 million and $10.3 million for the nine months ended September 30, 2006 and 2005, respectively.
(2)   Includes $1.0 million and $3.2 million related to compensation expense for stock options for the quarter and nine months ended September 30, 2006, respectively.
Results for 2005 do not include compensation expense for stock options.
(3)   Results for the nine months ended September 30, 2006 include $1.0 million of litigation expenses involving The First Years which preceded its acquisition by RC2.

EPS:
Net income per share
Basic	$0.93	$0.88	$1.73	$1.74
Diluted	$0.91	$0.85	$1.69	$1.67
Weighted average shares outstanding
Basic	20,917	20,656	20,844	20,582
Diluted	21,365	21,594	21,337	21,525

Selected Consolidated Balance Sheet Data

	September 30, 2006	June 30, 2006	September 30, 2005

Cash and cash equivalents	$20,405	$14,937	$20,077
Trade accounts receivable, net	122,614	82,869	113,861
Inventory	96,355	98,915	88,097
Accounts payable and accrued expenses	95,382	80,658	85,495
Line of credit	10,000	-	47,000
Notes payable	48,750	54,063	70,000
Stockholders' equity	$445,940	$423,468	$382,820

General Note:
Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting
(Unaudited and in thousands)

Net sales by category:	Quarter ended Sept. 30, 2006	Quarter ended Sept. 30, 2005	Nine months ended Sept. 30, 2006	Nine months ended Sept. 30, 2005

Children’s toys	$85,466	$66,543	$175,939	$140,121
Infant products	44,878	41,162	131,118	117,545
Collectible products	30,110	34,862	69,613	90,201

Net sales	$160,454	$142,567	$376,670	$347,867

Net sales by channel:

Chain retailers	$108,555	$88,901	$249,631	$214,212
Specialty and hobby wholesalers and retailers	33,951	34,252	92,294	92,290
OEM dealers	12,755	13,268	23,390	27,084
Corporate promotional	4,716	5,643	10,213	12,575
Direct to consumers	477	503	1,142	1,706

Net sales	$160,454	$142,567	$376,670	$347,867